Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Debbie Bockius

636-728-3031

THERMADYNE HOLDINGS CORPORATION ANNOUNCES

2011 THIRD QUARTER RESULTS

ST. LOUIS, MO – November 9, 2011 – Thermadyne Holdings Corporation today reported results for the three and nine months ended September 30, 2011.

	Three Months			Nine Months
OVERVIEW ($ in millions)	Successor	Predecessor		Successor	Predecessor
	2011	2010	%	2011	2010	%
Net Sales	$124.9	$106.5	17.3%	$370.6	$311.7	18.9%
Net Income	$5.5	$4.8	13.3%	$11.4	$9.7	17.4%
Adjusted EBITDA	$22.8	$16.0	42.2%	$66.0	$44.7	47.8%

Basis of Presentation

On December 3, 2010, Thermadyne Holdings Corporation (“Company”) was acquired by affiliates of Irving Place Capital. Although the Company continued as the same legal entity, the assets acquired and liabilities assumed were adjusted to fair value as of December 3, 2010, except for deferred income tax liabilities, in accordance with the accounting guidance for business combinations. For accounting purposes, the old reporting entity was terminated and a new reporting entity was created. Accordingly, the consolidated financial statements are presented for the entity succeeding the acquisition (“Successor”) and the entity preceding the acquisition (“Predecessor”) for the period ended September 30, 2011 and 2010, respectively.

Financial Review for the Quarter Ended September 30, 2011

Net sales in the third quarter of 2011 were $124.9 million, an increase of 17.3% as compared to the third quarter of 2010. Stated in local currencies, net sales increased 12.8%, with U.S. sales increasing 14.6% and international sales increasing 10.8%.

Gross margin in the third quarter of 2011 was 33.8% of net sales as compared to 34.4% of net sales in the prior year third quarter. During the third quarter of 2011, the Company recorded in cost of goods sold $1.1 million of additional depreciation which relates to the fair value purchase accounting adjustment to equipment and facilities. In addition, the third quarter of 2011 includes $0.6 million of LIFO inventory accounting method expense. Excluding these non-cash expenses, gross margin, as adjusted, was 35.2% in the third quarter of 2011. There were no corresponding adjustments in the third quarter of 2010.

Additionally, the third quarter of 2011 included a $1.2 million inventory write-off associated with restructuring activities. Excluding this impact and the aforementioned non-cash expenses, gross margin, as adjusted, was 36.2% in the third quarter of 2011.

Selling, general and administrative (“SG&A”) expenses were $25.0 million, or 20.0% of net sales, in the third quarter of 2011 compared to $23.6 million, or 22.1% of net sales, in last year’s third quarter. This increase in SG&A expenses is equally attributable to increased salary and benefit costs and foreign currency translation.

On September 14, 2011, the Company announced it will be consolidating its welding equipment manufacturing operations based in Pulau Indah, Malaysia, with its operations in Rawang, Malaysia and Ningbo, China. This is in addition to the restructuring plan previously announced in the second quarter to consolidate certain North American operations. These restructuring actions are in line with the Company’s efforts to improve operating efficiencies and lower the fixed cost structure as part of its longer term goal to improve operating margins. In total, the Company recorded pre-tax charges of $2.4 million in the third quarter of 2011 and expects ultimately to record aggregate pre-tax charges of approximately $8.0 million as a result of these restructuring activities. The Company expects to have substantially completed these activities by December 31, 2011.

Interest expense was $6.1 million in the third quarter of 2011 and $5.0 million in the third quarter of 2010. The average outstanding indebtedness in the 2011 third quarter of $265 million was approximately $73 million higher than the average indebtedness outstanding during the prior year third quarter. The effective interest rate in the third quarter of 2011 of 9.0% was approximately 110 basis points less than in the third quarter of 2010.

For the 2011 third quarter, the income tax expense represented an effective income tax rate of 16.8% as compared to 33.0% in the prior year third quarter. The decrease in the 2011 effective tax rate is a result of higher U.S. taxable income, thereby allowing for the release of substantial valuation allowances that were previously established on net operating loss carryovers. For 2010, the effective tax rate of the Predecessor reflects the benefit of net operating loss carryovers to offset U.S. taxable income.

For the third quarter of 2011, the Successor earned net income of $5.5 million and the Predecessor earned net income of $4.8 million during the third quarter of 2010. The third quarter of 2011 reflects $2.7 million of pre-tax depreciation and amortization expenses related to the values assigned to assets in connection with the acquisition.

Financial Review for Nine Months Ended September 30, 2011

Net sales for the nine months ended September 30, 2011 were $370.6 million, an increase of 18.9% as compared with the net sales of $311.7 million in first nine months of 2010. Stated in local currencies, net sales increased 14.7% with the U.S. sales increasing 21.1% and international sales increasing of 7.2%.

Gross margin in the nine months ending September 30, 2011 was 33.3% of net sales as compared to 33.9% of net sales in the prior year’s first nine month period. During the first nine months of 2011, cost of goods sold reflects $6.8 million of manufacturing costs associated with fair value purchase accounting adjustments for inventory and equipment and facilities. In addition, the first nine months of 2011 includes $2.1 million of LIFO inventory accounting method expense. Excluding these non-cash expenses, gross margin, as adjusted, was 35.7% in the first nine months of 2011.

Additionally, the third quarter of 2011 included a $1.2 million inventory write-off associated with restructuring activities. Excluding this impact and the aforementioned non-cash expenses, gross margin, as adjusted, was 36.0% in the first nine months of 2011.

SG&A expenses were $77.6 million, or 20.9% of net sales, and $69.7 million, or 22.4% of net sales, for the nine months ended September 30, 2011 and 2010, respectively. This increase is attributable to foreign currency translation and increased incentive compensation, salary and benefit costs and management fees.

On September 14, 2011, the Company announced it will be relocating its welding equipment manufacturing operations based in Pulau Indah, Malaysia, to its facilities in Ningbo, China. This is in addition to the restructuring plan previously announced in the second quarter to relocate certain North American operations. These restructuring actions are in line with the Company’s efforts to improve operating efficiencies and lower the fixed cost structure as part of its longer term goal to improve operating margins. In total, the Company recorded pre-tax charges of $3.0 million in the first nine months of 2011 and expects ultimately to record aggregate pre-tax charges of approximately $8.0 million as a result of the relocation plans. The Company expects to have substantially completed its relocation activities by December 31, 2011.

Interest expense was $18.5 million during the nine months ended September 30, 2011, as compared to $17.3 million in the first nine months of 2010. Average outstanding indebtedness was $89 million greater in 2011 and the effective interest rate of 8.5% in 2011 was approximately 280 basis points less than during the first nine months of 2010.

For the nine months ended September 30, 2011, the Company recorded income tax expense at an effective income tax rate of 36.3%, as compared to a 30.5% effective rate for the comparable 2010 period. The current year effective tax rate exceeds the federal statutory rate primarily due to the deemed U.S. taxation of foreign earnings without an offsetting benefit for foreign tax credits. For 2010, the effective tax rate of the Predecessor reflects the benefit of net operating loss carryovers to offset U.S. taxable income.

For the first nine months of 2011, the Successor earned net income of $11.4 million and the Predecessor earned net income of $9.7 million during the first nine months of 2010. The first nine months of 2011 reflects incremental pre-tax cost of goods sold and depreciation and amortization expense of $11.3 million related to the values assigned to assets in connection with the acquisition.

Cash Flows from Operating Activities and Liquidity

Cash flow from operating activities provided $3.2 million of cash in the first nine months of 2011 while the first nine months of 2010 provided $25.5 million of cash. This decrease in cash provided reflects increased inventory levels in 2011 as well as the benefit of the early payments of supplier invoices and customer rebates during the fourth quarter of 2009. These early payments reduced cash usage requirements by approximately $14 million in the first nine months of 2010.

As of September 30, 2011, combined cash and availability under the Company’s Working Capital Facility was $75 million.

Adjusted EBITDA

In the third quarter of 2011, Adjusted EBITDA was $22.8 million, or 18.2% of net sales, compared to $16.0 million of Adjusted EBITDA, or 15.0% of net sales, in the 2010 third quarter for the Predecessor. For the nine months ended September 30, 2011, Adjusted EBITDA was $66.0 million, or 17.8% of net sales, compared to $44.7 million of Adjusted EBITDA, or 14.3% of net sales, in the comparable period of 2010 for the Predecessor.

Outlook for 2011

Martin Quinn, Thermadyne’s Chief Executive Officer commented, “The strong U.S. market demand we experienced in the first half of 2011 has continued through the third quarter along with solid demand from Latin America and Asia. Sales of plasma cutting equipment and recently released new welding products have been especially encouraging.”

“In the fourth quarter of 2011, we will continue to focus on the completion of the restructuring of our manufacturing operations to maximize the efficiency of our operating assets and to provide exceptional service for our customers,” concluded Mr. Quinn.

Use of Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Gross Margin, as adjusted (“our Non-GAAP Measures”), as presented in this discussion, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from continuing operations or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

The Company defines “Adjusted EBITDA,” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, cost of sales charges for values in excess of manufactured costs assigned to inventory acquired December 3, 2011, stock-based compensation expense, severance accruals and restructuring costs and losses on debt extinguishments. Our Non-GAAP Measures may not be comparable to similarly titled measures of other companies. However, we believe these measures are meaningful to our investors to enhance their understanding of our operating performance across reporting periods on a consistent basis, as well as our ability to comply with the financial covenants of our existing material debt agreements and service our indebtedness. Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that they are frequently used by securities analysts, investors and other interested parties as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and Adjusted EBITDA. Adjusted EBITDA facilitates the reader’s ability to compare current period results to other periods by isolating certain noteworthy items of income or expense, such as those detailed in an attached schedule. Adjusted EBITDA is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and noteworthy items.

Our Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our Non-GAAP Measures should not be considered as measures of discretionary cash available to use to invest in the growth of our business or as measures of cash that will be available to use to meet our obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using our Non-GAAP Measures as supplemental. We provide a presentation of net income (loss) as calculated under GAAP, which we believe is the most directly comparable GAAP measure, reconciled to our EBITDA and Adjusted EBITDA in the schedule below. We also provide a reconciliation of gross margin as reported within the Condensed Consolidated Statements of Operations to Gross Margin, as adjusted.

The financial statement information presented in accordance with GAAP and the Non-GAAP Measures have not been reviewed by an independent, registered public accounting firm.

Conference Call

Thermadyne will hold a teleconference on November 10, 2011 at 11:00 a.m. Eastern.

To participate via telephone, please dial:

•	U.S. and Canada: 1-888-989-7543

•	International: 1-630-395-0287

    (Conference ID 8812444 / Passcode: THERMADYNE)

Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a transcript of the call will be posted to the Thermadyne website at www.Thermadyne.com within 24 hours following the call.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco®, Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s Registration Statement on Form S-4 declared effective by the SEC on July 1, 2011 and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(In thousands)

UNAUDITED

Schedule 1

Condensed Consolidated Statements of Income

	Successor		Predecessor		Successor		Predecessor
	Three months ended	% of	Three months ended	% of	Nine months ended	% of	Nine months ended	% of
	September 30, 2011	Sales	September 30, 2010	Sales	September 30, 2011	Sales	September 30, 2010	Sales
Net sales	$124,854	100.0%	$106,483	100.0%	$370,620	100.0%	$311,696	100.0%
Cost of goods sold	82,596	66.2%	69,823	65.6%	247,342	66.7%	206,125	66.1%

Gross margin (1)	42,258	33.8%	36,660	34.4%	123,278	33.3%	105,571	33.9%
Selling, general and administrative expenses (2)	25,030	20.0%	23,552	22.1%	77,585	20.9%	69,696	22.4%
Amortization of intangibles	1,703	1.4%	681	0.6%	5,111	1.4%	2,038	0.7%
Restructuring	2,431	1.9%	—	0.0%	3,046	0.8%	—	0.0%

Operating income	13,094	10.5%	12,427	11.7%	37,536	10.1%	33,837	10.9%
Other income (expenses):
Interest	(6,106)	(4.9)%	(4,995)	(4.7)%	(18,459)	(5.0)%	(17,270)	(5.5)%
Amortization of deferred financing costs	(426)	(0.3)%	(238)	(0.2)%	(1,214)	(0.3)%	(753)	(0.2)%
Loss on debt extinguishment	—	0.0%	—	0.0%	—	0.0%	(1,867)	(0.6)%

Income before income tax provision (2)	6,562	5.3%	7,194	6.8%	17,863	4.8%	13,947	4.5%
Income tax provision	1,102	0.9%	2,373	2.2%	6,488	1.8%	4,259	1.4%

Net income	$5,460	4.4%	$4,821	4.5%	$11,375	3.1%	$9,688	3.1%

Notes: Successor statement of operations for the three and nine months ended September 30, 2011 includes incremental expenses related to values assigned to assets on December 3, 2010.

(1)	Gross margin reflects expenses related to acquisition values in excess of manufactured cost and incremental depreciation of equipment of $1,137 and $6,755 for the three and nine months ended September 30, 2011.
(2)	For the three months ended September 30, 2011, income before income tax provision reflects incremental expenses of $1,137 charged to cost of goods sold, $333 of incremental depreciation expense charged to SG&A and incremental amortization of intangibles and deferred financing fees of $1,212. For the nine months ended September 30, 2011, income before income tax provision reflects incremental expenses of $6,755 charged to cost of goods sold, $999 of incremental depreciation expense charged to SG&A and incremental amortization of intangibles and deferred financing fees of $3,572.

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(In thousands)

UNAUDITED

Schedule 2

	Successor	Successor
	September 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$17,619	$22,399
Trusteed assets	—	183,685
Accounts receivable, net	74,465	62,912
Inventories	106,055	85,440
Prepaid expenses and other	14,629	11,310
Deferred tax assets	2,644	2,644

Total current assets	215,412	368,390
Property, plant and equipment, net	74,730	75,796
Goodwill	165,243	164,678
Intangibles, net	150,375	155,036
Deferred financing fees	13,900	14,553
Other assets	1,459	1,632

Total assets	$621,119	$780,085

LIABILITIES AND STOCKHOLDER’S EQUITY
Senior subordinated notes due 2014	$—	$176,095
Current maturities of other long-term obligations	1,614	2,207
Accounts payable	33,714	26,976
Accrued and other liabilities	44,040	37,995
Accrued interest	6,935	9,184
Income taxes payable	4,259	4,155
Deferred tax liabilities	6,014	6,014

Total current liabilities	96,576	262,626
Long-term obligations, less current maturities	263,427	264,564
Deferred tax liabilities	74,251	74,832
Other long-term liabilities	12,861	14,659
Total stockholder’s equity	174,004	163,404

Total liabilities and stockholder’s equity	$621,119	$780,085

	Successor	Successor
Long-term Obligations	September 30, 2011	December 31, 2010
Senior Secured Notes due December 15, 2017, 9% interest payable semi-annually on June 15 and December 15	$260,000	$260,000
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	—	176,095
Capital leases	5,041	6,771

Long-term obligations	265,041	442,866
Current maturities and working capital facility	(1,614)	(178,302)

Long-term obligations, less current maturities	$263,427	$264,564

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(In thousands)

UNAUDITED

Schedule 3

Condensed Consolidated Cash Flow Data

	Successor		Predecessor
	Nine Months Ended September 30, 2011		Nine Months Ended September 30, 2010
Cash flows from operating activities:
Net income	$11,375		$9,688
Adjustments to reconcile net incometo net cash provided by operating activities:
Depreciation and amortization	17,607		10,067
Deferred income tax benefit	232		(1,266)
Stock compensation expense	413		1,004
Restructuring costs, net of payments	2,160		—
Loss on debt extinguishment	—		1,867
Changes in operating assets and liabilities:
Accounts receivable, net	(12,277)		(13,231)
Inventories	(21,244)		(10,062)
Prepaids	(3,673)		(28)
Accounts payable	7,835		18,066
Accrued interest	(2,249	)(1)	(4,475)
Accrued taxes	137		2,814
Accrued and other	2,842		11,034

Net cash provided by operating activities	3,158		25,478

Cash flows from investing activities:
Capital expenditures	(12,636)		(5,921)
Other	(449)		(328)

Net cash used in investing activities	(13,085)		(6,249)

Cash flows from financing activities:
Use of Trusteed Assets for redemption of Senior Subordinated Notes	183,685		—
Repayment of Senior Subordinated Notes	(176,095)		—
Net issuance/(repayment) of Working Capital Facility	—		2,913
Repayments of other long-term obligations	(1,736)		—
Repayments under Second-Lien Facility and other	—		(26,305)
Other, net	(561)		101

Net cash provided by (used in) financing activities	5,293		(23,291)

Effect of exchange rate changes on cash and cash equivalents	(146)		521
Total increase in cash and cash equivalents	(4,780)		(3,541)
Total cash and cash equivalents beginning of period	22,399		14,886

Total cash and cash equivalents end of period	$17,619		$11,345

Income taxes paid	$6,183		$3,697
Interest paid, including $8,688 for defeased Sr Subordinated Notes in 2011	$22,009		$21,761

(1)	The change in accrued interest for 2011 includes payments of semi-annual interest in the amount of $8.7 million due on the Senior Subordinated Notes, due 2014, and accruals during the first nine months of 2011 for interest payments which were paid through Trusteed assets deposited on December 3, 2010 in connection with the defeasance of these Notes.

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(In thousands)

UNAUDITED

Schedule 4

Reconciliations of Net Income to EBITDA (1) and Adjusted EBITDA (1)

	Successor	Predecessor	Successor	Predecessor
	Three months ended September 30, 2011	Three months ended September 30, 2010	Nine months ended September 30, 2011	Nine months ended September 30, 2010
Net income	$5,460	$4,821	$11,375	$9,688
Plus:
Depreciation and amortization including deferred financing fees	5,121	3,351	17,607	10,209
Interest expense, net	6,106	4,950	18,459	17,125
Provision for income taxes	1,102	2,373	6,488	4,259

EBITDA (1)	$17,789	$15,495	$53,929	$41,281
LIFO method charges to cost of sales	600	—	2,100	115
Fair value adjustments to inventory acquired and sold during the Successor Period	—	—	3,344	—
Restructuring and other severances	2,430	22	3,204	383
Irving Place Capital management fees and expenses	583	—	1,781	—
Stock compensation expense	155	488	413	1,004
Inventory write-off in conjuction with restructuring	1,200	—	1,200	—
Loss on debt extinguishment	—	—	—	1,867

Adjusted EBITDA (1)	$22,757	$16,005	$65,971	$44,650

Percentage of Net Sales	18.2%	15.0%	17.8%	14.3%

(1)	A Non-GAAP measure

THERMADYNE HOLDINGS CORPORATION

NET INCOME AND OTHER INFORMATION—TRAILING FIVE QUARTERS

(In thousands)

UNAUDITED

Schedule 5

	Successor				Pro Forma Combined Period (1)	Predecessor
	Three months ended September 30, 2011	Three months ended June 30, 2011	Three months ended March 31, 2011	December 3, 2010 through December 31, 2010	Three months ended December 31, 2010	October 1, 2010 through December 2, 2010	Three months ended September 30, 2010
Net sales	$124,854	$129,269	$116,497	$28,663	$104,205	$75,542	$106,483
Cost of goods sold	82,596	81,475	83,271	21,910	72,727	50,817	69,826

Gross margin	42,258	47,794	33,226	6,753	31,478	24,725	36,657
Gross Margin % of Sales	33.8%	37.0%	28.5%	23.6%	30.2%	32.7%	34.4%
SGA % of Sales	20.0%	21.4%	21.3%	66.4%	37.9%	27.1%	22.1%

Net income (loss)	$5,460	$5,966	$(51)	$(14,680)	$(18,232)	$(3,552)	$4,821

Other Information:
Gross Margin, as reported	$42,258	$47,794	$33,226	$6,753	$31,478	$24,725	$36,657
Plus: LIFO	600	530	970	58	(730)	(788)	—
Plus: Fair value adjustments to inventory	—	—	3,344	1,672	1,672	—	—
Plus: Restructuring-related adjustments to inventory	1,200	—	—	—	—	—	—
Plus: Additional depreciation due to acquisition	1,137	1,137	1,137	379	379	—	—

Adjusted Gross Margin, a non-GAAP measure (2)	$45,195	$49,461	$38,677	$8,862	$32,799	$23,937	$36,657
% of Sales	36.2%	38.3%	33.2%	30.9%	31.5%	31.7%	34.4%
SG&A, as reported	$25,030	$27,725	$24,830	$19,044	$39,496	$20,452	$23,549
Less: Additional depreciation due to acquisition	(333)	(333)	(333)	(111)	(111)	—	—
Less: Acquisition expenses	—	—	—	(11,990)	(16,753)	(4,763)	—

Adjusted SG&A, a non-GAAP measure (3)	$24,697	$27,392	$24,497	$6,943	$22,632	$15,689	$23,549
% of Sales	19.8%	21.2%	21.0%	24.2%	21.7%	20.8%	22.1%
Adjusted EBITDA, a non-GAAP measure	$22,757	$25,756	$17,458	$2,851	$13,375	$10,524	$16,005
% of Sales	18.2%	19.9%	15.0%	9.9%	12.8%	13.9%	15.0%
Cash Flows:
Net cash provided by/(used in) operating activities	$12,964	$(10,756)	$777	$(7,657)	$11,994	$19,651	$(3,367)
Capital expenditures	4,548	3,757	4,158	1,849	2,427	578	1,447

Cash Flow less capital expenditures	$8,416	$(14,513)	$(3,381)	$(9,506)	$9,567	$19,073	$(4,814)

(1)	Combined Period, a non-GAAP measure, includes the Predecessor period from October 1, 2010 to December 2, 2010 and the Successor period from December 3, 2010 to December 31, 2010.